CECO Environmental Corp. 2020 Employee Stock Purchase Plan

WITNESSETH:

WHEREAS, CECO Environmental Corp. (the “Corporation”) desires to provide eligible employees of the Corporation and its subsidiaries interest in the Corporation through the purchase of shares of common stock of the Corporation (“Common Stock”); and

WHEREAS, the Corporation desires to offer further inducement to eligible employees to remain as employees by providing a plan for the purchase of Common Stock at a discounted rate.

NOW, THEREFORE, the Corporation hereby establishes this 2020 Employee Stock Purchase Plan (the “Plan”) pursuant to the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, as follows:

ARTICLE I

ESTABLISHMENT OF PLAN

The Plan is hereby established effective as of June 11, 2020; provided, however, that the Plan shall not become effective unless it has received the approval of the majority of the shares of Common Stock of the Corporation represented (in person or by proxy) at a meeting of shareholders of the Corporation duly held within 12 months after the date the Plan is adopted by the Board of Directors of the Corporation.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.01 Definitions. When the initial letter of a word or phrase is capitalized, the meaning of such word or phrase shall be as follows:

(a)

“Account” means one or more bookkeeping accounts where a recording of each Participant’s interest in the Plan, consisting of the sum of the Participant’s payroll deductions under the Plan and the number of shares of Common Stock purchased by the Participant, all of which shall be maintained by the Custodian. Each Account shall be in the name of the Participant or, if permitted by the Committee and so indicated on his or her enrollment form, in his or her name jointly with a member of his or her family, with right of survivorship. If permitted by the Committee, a Participant who is a resident of a jurisdiction that does not recognize such a joint tenancy may have an Account in his or her name as tenant in common with a member of his or her family, without rights of survivorship.

(b)	“Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Board of Directors” means the Board of Directors of the Corporation as it shall exist from time to time.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law, as well as any regulations duly promulgated thereunder.

(e)

“Committee” means (i) the Compensation Committee of the Board of Directors, or (ii) another committee of the Board of Directors designated by the Board of Directors to act as the Committee for purposes of the Plan, or (iii) the Board of Directors if it determines that it shall act as the Committee for purposes of the Plan.

(f)	“Common Stock” means the shares of Common Stock, $0.01 par value, of the Corporation.

(g)	“Corporation” means CECO Environmental Corp., a Delaware corporation, and its successors (by merger, consolidation or otherwise) and assigns.

(h)	“Custodian” means any party designated by the Committee pursuant to Section 7.02 to act as custodian of the Plan.

(i)	“Effective Date” means the effective date of the Plan, which is June 11, 2020.

(j)	“Eligible Employee” means any person employed by the Corporation or any of its subsidiaries or controlled entities (as designated by the Committee), except for:

(1)	employees who have been employed less than six months; or

(2)	employees whose customary employment is 20 hours or less per week.

In applying the six-month employment requirement of Section 2.01(j)(1) above, such employee’s period of employment shall include any period of employment with any Subsidiary acquired by the Corporation. In addition, the Committee may establish any other eligibility requirements for “Eligible Employees” consistent with Code Section 423.

(k)

“Fair Market Value” means the closing trading price of a share of Common Stock as reported on any national securities exchange on which the shares are listed (or, if listed on more than one such exchange, then on the one located in New York City), or if not so listed, the price reasonably determined by the Committee in accordance with Treas. Reg. section 20.2031-2.

(l)

“Offering Date” means the first business day of each of July and January during the Plan Term on which Fair Market Value can be determined and Common Stock is offered for purchase hereunder and/or such other date or dates selected by the Committee from time to time on which Common Stock is offered for purchase hereunder (with Fair Market Value determined on such date or, if not quoted on such date, on the last day prior thereto on which Fair Market Value is quoted).

(m)

“Offering Period” means a period commencing on an Offering Date and ending on a Purchase Date as determined by the Committee following such Offering Date. The Committee will have the authority to establish additional or alternative sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided that no Offering Period may have a duration exceeding 27 months.

(n)

“Participant” means an Eligible Employee who (i) authorizes the Corporation to make payroll deductions from Plan Compensation for the purpose of purchasing Common Stock pursuant to the Plan, (ii) has commenced participation in the Plan pursuant to Section 3.01, and (iii) has not incurred a withdrawal, voluntary or involuntary, pursuant to Article VI.

(o)	“Payday” means the date on which an Eligible Employee receives any Plan Compensation.

(p)	“Plan” means this CECO Environmental Corp. 2020 Employee Stock Purchase Plan.

(q)

“Plan Compensation” means all compensation paid by the Corporation or any Subsidiary to an employee through their respective payroll systems for services as an employee, including wages, salary, incentive compensation and bonuses, but excluding therefrom profit sharing payments, stock incentive program payments and all other fringe benefit payments.

(r)	“Plan Term” means the period from the Effective Date to and including June 10, 2030, subject to earlier termination in accordance with the provisions of Section 8.02.

(s)

“Purchase Date” means the last business day of each December and June during the Plan Term on which Fair Market Value can be determined and on which Common Stock is acquired hereunder and/or such other date or dates selected by the Committee from time to time on which Common Stock is acquired hereunder (with Fair Market Value determined on such date or, if not quoted on such date, on the last day prior thereto on which Fair Market Value is quoted); provided, that the first Purchase Date shall be the last business day of December 2020, or such other Purchase Date determined by the Committee.

(t)	“Purchase Price” means the price per share of Common Stock for purchase by Participants as defined in Section 5.02.

(u)	“Section” when not preceded by the word “Code,” means a section of the Plan.

(v)	“Subsidiary” has the meaning set forth in Code Section 424(f).

Section 2.02. Construction and Governing Law; Purpose.

(a)The Plan shall be construed, enforced and administered and the validity thereof determined in accordance with the Code and the regulations thereunder, and in accordance with the laws of the State of Delaware when such laws are not inconsistent with the Code.

(b)The Plan is intended to qualify as an employee stock purchase plan under Code Section 423 (including any amendments to such section), and the provisions of the Plan shall be construed so as to fulfill this intention. The Plan provides for both Code Section 423 and non-Code Section 423 components.

ARTICLE III PARTICIPATION

Section 3.01 Participation. Any person who is an Eligible Employee as of any Offering Date under the Plan may become a Participant in the Plan beginning on such Offering Date by completing and delivering to the Committee such enrollment form(s) as the Committee shall require to authorize payroll deductions and to request participation in the Plan no later than 10 business days prior to such Offering Date or such other deadline as may be prescribed by the Committee.

Section 3.02 Payroll Deductions.

(a)Payroll deductions for a Participant shall commence on the first Payday after the Offering Date when the Eligible Employee becomes a Participant and shall continue thereafter until the earlier of (i) the termination of the Plan, as provided in Section 8.02, or (ii) the date the Participant suspends his or her payroll deductions pursuant to paragraph (b) of this Section 3.02. Each Participant shall authorize the Corporation or his or her employing Subsidiary to make deductions from Participant’s Plan Compensation on each Payday during such time as he or she is a Participant in the Plan at whole percentage rates from 2% through 8% of the Participant’s Plan Compensation; provided, however, that the maximum aggregate amount that may be deducted from a Participant’s Plan Compensation during any calendar year shall be $10,000, or such other amount as may be determined by the Committee.

  (b)A Participant may increase, decrease or suspend his or her payroll deduction one time only between Offering Dates during participation effective as of the Payday following delivery of written notice to the Committee, or as soon as administratively reasonable thereafter. A Participant’s suspension of payroll deductions shall not automatically result in withdrawal from participation in the Plan. If a Participant, on any scheduled Payday, shall receive no pay or his or her net pay shall be insufficient, after all required deductions, to permit withholding the payroll deduction in full as authorized hereunder and in the enrollment form, the Corporation or its Subsidiary shall (i) if the pay is insufficient for any deduction hereunder, suspend the deduction until the next Payday in which Participant’s net pay is sufficient for such withholding, or (ii) if the pay is insufficient for a full deduction hereunder, effect a partial deduction equal to the net pay available for such deduction; provided, however, that no withdrawal shall be deemed to have occurred in either event. If no deduction or if a partial deduction is effected, no carryover of the balance of the authorized deduction shall occur.

Section 3.03 Participant’s Account. On each Payday, the Corporation or its Subsidiary, as the case may be, shall deduct the authorized amount from each Participant’s Plan Compensation and, as soon as administratively reasonable, shall report the amount of such deductions to the Custodian. The Custodian shall credit the Account of each Participant with the amount of the Participant’s payroll deduction under the Plan effective as of the Payday on which it was deducted. Interest may be earned and retained by the Corporation but interest shall not be paid on amounts held in a Participant’s Account.

ARTICLE IV COMMON STOCK

The shares subject to issuance under the Plan shall be Common Stock. The total number of shares of Common Stock which may be purchased under the Plan shall not exceed in the aggregate 1.3 million shares, of which not more than 130,000 shares of Common Stock shall be issued in any one calendar year during the Plan Term, except as such numbers of shares of Common Stock shall be or have been adjusted in accordance with Sections 5.01(a) and 8.01 of the Plan. In the event the aggregate number of shares of Common Stock issuable for any calendar year shall exceed 130,000 shares of Common Stock (adjusted pursuant to Sections 5.01(a) and 8.01 of the Plan) (the “Annual Maximum”), the Committee shall reduce proportionately each Participant’s purchase hereunder to the extent necessary so that the aggregate number of shares of Common Stock will not exceed the Annual Maximum (allocated proportionately for each Purchase Date during each calendar year) and if any such reduction results in cash credited to a Participant’s Account, such cash credited shall remain credited to the Participant’s Account and be used to purchase Common Stock on the next Purchase Date. Common Stock required to satisfy purchases pursuant to the Plan shall be provided out of the Corporation’s authorized and unissued shares or treasury shares or acquired by the Corporation in open market transactions. If shares of Common Stock are purchased in one or more transactions on the open market transactions at the direction of the Committee, the Corporation will pay the difference between the Purchase Price and the price at which such shares are purchased for Participants.

ARTICLE V PURCHASE OF COMMON STOCK

Section 5.01 The Offering.

(a)The Corporation shall offer an aggregate of 65,000 shares of Common Stock for purchase by Participants during each Offering Period pursuant to the terms of the Plan, or such other amount determined by the Committee. Unless otherwise determined by the Committee, the number of shares of Common Stock offered in each Offering Period hereunder shall be increased by the aggregate number of shares of Common Stock, if any, which were offered but not purchased during prior Offering Periods and shall be subject to further adjustment in accordance with Section 8.01 of the Plan.

(b)Notwithstanding any provision in the Plan to the contrary:

(1)a Participant may not purchase Common Stock hereunder to the extent that, after such purchase, the Participant would own (or be considered to own) of record or beneficially shares in the Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Corporation, within the meaning of Code Section 423(b)(3); and

(2)no Participant may be granted rights to purchase Common Stock under the Plan and all employee stock purchase plans of the Corporation and its subsidiaries which accrue at a rate that exceeds $25,000 of Fair Market Value of shares of Common Stock (determined at the Offering Date) for each calendar year during which such a right to purchase Common Stock is outstanding, as provided in Code Section 423(b)(8).

Section 5.02 Purchase Price. The “Purchase Price” for Common Stock purchased shall be equal to the lesser of (a) 85% of Fair Market Value per share of the Common Stock on the Offering Date, or (b) 85% of Fair Market Value per share of the Common Stock on the Purchase Date.

Section 5.03 Purchase of Common Stock; Limitations.

(a)Within 10 days following each Purchase Date during the Plan Term, the Committee shall determine the Purchase Price per share of Common Stock in accordance with Section 5.02 herein. Each Participant shall thereupon automatically purchase from the Corporation and the Corporation, upon payment of the purchase price by the Custodian, shall cause to be issued to the Participant, as promptly as administratively possible, that number of shares (including fractional shares unless otherwise determined by the Committee) of Common Stock which such Participant’s Account shall enable such Participant to purchase at the Purchase Price. All shares purchased shall be maintained by the Custodian in the Account for each Participant. All cash dividends paid with respect to shares of the Common Stock held in the Account shall be added to the Participant’s Account and shall be used to purchase shares of Common Stock at the next Purchase Date. Expenses incurred in the purchase of such shares shall be paid by the Corporation. All dividends distributed in-kind with respect to Common Stock held in the Account shall be added to the shares held for a Participant in his or her Account. Any distribution of shares with respect to shares of Common Stock held for a Participant in his or her Account shall be added to the shares of Common Stock held for a Participant in his or her Account.

(b)A Participant shall have no interest in, or rights as a shareholder with respect to, Common Stock subject to purchase under the Plan until such shares of Common Stock have been issued to the Participant’s account.

Section 5.04 Sale of Common Stock. Unless otherwise prohibited by law or policy of the Corporation, the Committee may permit a Participant to have the right at any time to direct that any shares of Common Stock in his or her Account be sold and that the proceeds, less expenses of sale, be remitted to him or her.

ARTICLE VI WITHDRAWAL

Section 6.01 Voluntary Withdrawal. A Participant may withdraw from participation in the Plan at any time. A Participant’s withdrawal shall be effective as of the Payday following delivery of written notice to the Committee, or as soon as administratively reasonable thereafter. The Committee shall notify the Custodian of the withdrawal of any Participant. As soon as administratively reasonable after the effective date of a Participant’s withdrawal from the Plan, the cash balance of the Participant’s Account shall be paid to him or her in cash. Upon a voluntary withdrawal of a Participant, the Participant may elect to have his or her shares sold by the Custodian and the proceeds, after selling expenses, remitted to him or her, or the Participant may elect to have the shares of Common Stock credited to his or her Account or a certificate (if the Common Stock is certificated) for the shares of Common Stock credited to the Participant’s Account forwarded to him or her. No partial withdrawals are permitted. Any Eligible Employee who withdraws from the Plan shall be entitled to resume payroll deductions and become a Participant only after compliance with Section 3.01.

Section 6.02 Involuntary Withdrawal. Upon termination of a Participant’s employment with the Corporation or any Subsidiary for any reason, or no reason, including resignation, discharge (with or without cause), disability or retirement, the cash balance of the Participant’s Account shall be paid to the Participant and the shares of Common Stock held in the Participant’s Account shall be remitted to the Participant, or, in the case of the Participant’s death, to the Participant’s beneficiary as provided in Section 6.04. The Corporation or the Custodian shall pay such amount as soon as administratively reasonable after the Committee has received notification of such termination of employment.

Section 6.03 Interest. No payroll deductions or Account balances paid to a Participant, or paid to any beneficiary in accordance with Section 6.04, shall be credited with interest unless otherwise required by applicable law.

Section 6.04 Participant’s Beneficiary.

(a)A Participant may file with the Committee a written designation of a beneficiary who is to receive any Common Stock or cash credited to the Participant’s Account under the Plan in the event of the Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Committee on the form approved by the Committee.

(b)Upon the death of a Participant, and on receipt by the Committee of reasonable proof of the identity and existence of the Participant’s designated beneficiary, the Committee shall cause delivery of the shares or cash as provided in Section 6.04(a), if any, to such beneficiary as soon as administratively reasonable. If a Participant dies without a surviving designated beneficiary, the Committee shall cause delivery of such shares or cash to the estate or a representative of the estate of the Participant.

(c)No designated beneficiary and no heir or beneficiary of the estate of a deceased Participant shall acquire any interest in the Common Stock or cash credited to the Participant’s Account under the Plan prior to the death of the Participant.

ARTICLE VII

PLAN ADMINISTRATION

Section 7.01 Administrative Committee.

(a)The Plan shall be administered, at the expense of the Corporation, by the Committee.

(b)The Committee shall be vested with full authority to take any and all actions necessary to implement the Plan and to interpret the Plan and make, rescind, administer and interpret such rules and regulations as it deems necessary to administer the Plan. Any determination, construction, interpretation, administration, or application of the Plan by the Committee shall be final, conclusive and binding on all Participants, beneficiaries and any and all other persons claiming under or through any Participant. The Committee may delegate administration of the Plan to one or more employees or positions of the Corporation or to an administrative committee appointed by the Committee or by the Corporation.

(c)Service on the Committee shall constitute service as a director of the Corporation so that members of the Committee shall be entitled to such indemnification and reimbursement as directors of the Corporation as provided in its Articles of Incorporation and/or Bylaws.

(d)The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping offerings having different terms and conditions and to designate a Subsidiary or Subsidiaries that may participate in a particular offering, provided that each offering shall individually comply with the terms of the Plan and the requirements of Code Section 423(b)(5) and that all Participants granted purchase rights pursuant to such offering shall have the same rights and privileges within the meaning of such section.

Section 7.02 Custodian.

(a)The Committee, in its sole discretion, shall appoint a Custodian. The Custodian may be removed by the Committee at any time.

(b)The Custodian shall keep or cause to be kept accurate and detailed bookkeeping accounts of all contributions, receipts, disbursements and transfers of cash and shares of Common Stock under the Plan, and all bookkeeping accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Board of Directors or the Committee.

(c)The expenses of the Custodian shall be borne by the Corporation.

Section 7.03 Transferability. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the purchase or receipt of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant, except with respect to the death of the Participant as provided in Sections 6.02 and 6.04. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Committee, in its sole discretion, may treat such act as an election to withdraw from the Plan in accordance with Section 6.01.

Section 7.04 Separate Accounting for Payroll Deductions. All funds received or held by the Corporation under the Plan may be used for the Corporation’s general corporate purposes, and the Corporation shall not be obligated to segregate such payroll deductions.

Section 7.05 Only Employees Eligible To Participate. Notwithstanding any other provision of the Plan, to be eligible to purchase Common Stock hereunder as of a Purchase Date, a Participant must remain an employee at all times from the Offering Date through such Purchase Date.

Section 7.06 Equal Rights and Privileges. Notwithstanding any other provision of the Plan, all Eligible Employees who participate in an Offering Period shall have the same rights and privileges with respect to the offering under such Offering Period, as required by Code Section 423 and the regulations thereunder, and the Committee shall administer the Plan and interpret and apply the provisions of the Plan accordingly; provided, however, that employees participating in a sub-plan adopted pursuant to Section 9.04 which is not designed to qualify under Code Section 423 of the Code need not have the same rights and privileges and employees participating in the Plan generally.

ARTICLE VIII AMENDMENT AND TERMINATION

Section 8.01 Adjustment of Stock. In the event of any change after the Effective Date in the outstanding shares of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, or any other change after the Effective Date in the nature of the Common Stock, the Committee shall make a corresponding adjustment in the number and kind of shares reserved under the Plan, and in the purchase price and the number and kind of shares covered by outstanding purchase commitments under the Plan as determined by the Committee. Any determination by the Committee hereunder shall be conclusive, final and binding on all persons. If the Corporation is a party to a consolidation or a merger in which the Corporation is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Corporation’s outstanding stock by a single person or group, or a sale or transfer of substantially all of the Corporation’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Section 8.02 Amendment and Termination.

(a)The Board of Directors, may at any time and from time to time, alter, amend, suspend, or terminate the Plan in any way; provided, however, that if the Plan is terminated the effective date of termination shall be immediately after the next Purchase Date; provided further, that the Board of Directors may not, without approval by the holders of the issued and outstanding shares of Common Stock:

(1)	increase the maximum number of shares of Common Stock that may be issued under the Plan (other than to reflect adjustment permitted under Section 8.01 hereof);

(2)change the class of shares that may be issued under the Plan;

(3)change the designation of the persons or class of persons eligible to participate and receive Common Stock under the Plan; or

(4)change the provision of Section 5.02 concerning the Purchase Price.

(b)Unless earlier terminated by the Board of Directors pursuant to paragraph (a) of this Section 8.02, the Plan will terminate on the earlier of: (i) the last day of the Plan Term, or (ii) the date on which the authorized remaining Common Stock reserved for the Plan are not sufficient to enable each Participant on such date to purchase at least one share of Common Stock. No purchases of Common Stock shall be made after the termination of the Plan.

ARTICLE IX MISCELLANEOUS

Section 9.01 Notices. All notices or other communications by a Participant to the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form and at the location or by the person specified by the Committee. Any notices or other communications by the Committee to a Participant under or in connection with the Plan shall be deemed to have been duly given when mailed by the Committee to the most recent address of the Participant on the business records of the Corporation.

Section 9.02 No Right To Continued Employment. Neither enrollment in the Plan, the purchase of Common Stock hereunder, nor participation otherwise in the Plan shall impose any obligation on the Corporation or any Subsidiary to continue to employ any person.

Section 9.03 Notice of Sale. As a condition of participation in the Plan, each Participant agrees to notify the Corporation if he or she sells or otherwise disposes of any of his or her shares of Common Stock purchased pursuant to the Plan within two years of the Offering Date on which such shares were offered or within one year of the Purchase Date on which such shares were purchased. Notwithstanding anything herein to the contrary, the Corporation or Subsidiary shall have the right to satisfy any obligations to withhold taxes incurred by reason of the issuance and/or sale of Common Stock hereunder.

Section 9.04 Non-U.S. Participants. To the extent permitted under Code Section 423, without the amendment of the Plan, the Company may provide for the participation in the Plan by employees of the Company or a Subsidiary who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Company’s Subsidiaries operate or have employees. Each sub-plan shall constitute a separate “offering” under the Plan in accordance with Treas. Reg. section 1.423-2(a) and may contain terms that do not satisfy the requirements of Code Section 423.